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                                                                      EXHIBIT 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                       ASV Issues Initial Outlook for 2004

                Top Line Revenue Expected to Grow 35-60% in 2004

         GRAND RAPIDS, MN (December 18, 2003) - ASV, Inc. (NASDAQ: ASVI) today issued its initial financial outlook for 2004. For the year ending December 31, 2004, ASV anticipates its net sales will be in the range of $130-155 million. ASV anticipates its R-Series Posi-Track products will account for approximately one-half of its projected net sales, with undercarriage sales to Caterpillar accounting for approximately 40% of projected net sales for 2004 and parts and used equipment making up the balance.

         Commenting on ASV's outlook for 2004, ASV President Gary Lemke stated, "As we look into 2004, we expect the market for rubber track loaders to continue to grow. A portion of our anticipated sales growth for 2004 is expected to come from two new R-Series Posi-Track models that are expected to be formally introduced at our dealer meetings in January. To more fully compliment our R-Series Posi-Track product line, ASV expects to add the RC-60 and the RC-85 in 2004. We believe these additional models, along with our existing RC-30, RC-50 and RC-100 Posi-Track models, will give users a full range of products to choose from when looking for a rubber track loader. The two new models were introduced on paper to our dealers in the fourth quarter of 2003. The forecasts we have received to date from our dealers exceed our expected first quarter production of these new machines. This is on top of our order backlog of approximately $7.5 million for our RC-50 and RC-100 products as of December 15, 2003."

         To facilitate the anticipated growth in 2004, ASV has taken steps to increase its capacity and production efficiency. In the second half of 2003, ASV constructed additional warehouse space to provide for more efficient storage of raw materials and purchased parts. This is also expected to provide additional manufacturing floor space. Also in the second half of 2003, ASV purchased an additional facility adjacent to ASV's manufacturing facility to use as its new product development center. This new facility has allowed for the consolidation of engineering and research and development functions.

         During 2003, ASV has experienced increases in its quarterly gross profit percentage, with a gross profit percentage for the nine months ended September 30, 2003 of 20.9%. With the efficiencies gained in 2003 and additional efficiencies expected for 2004, ASV anticipates its gross profit percentage will be in the range of 21-23% for the twelve months ended December 31, 2004. Selling, general and administrative expenses, which were 6.5% of net sales for the nine months ended September 30, 2003, are expected to be in the range of 5.5-6.5% of net sales for 2004. Research and development expenses are currently expected to be in the range of 0.5-1.0% of net sales for 2004.

         Anticipated E.P.S.

         ASV's stock price has risen from $8 to over $32 in 2003, resulting in the exercise of a significant number of stock options by ASV's employees, thereby increasing the number of common shares outstanding. The rise in stock price has also increased the number of common equivalent shares from unexercised stock options and warrants that must be included when computing diluted earnings per share. These two factors are expected to add approximately 1 million shares, or approximately 10%, to the diluted earnings per share calculation for the twelve months ended December 31, 2003. In addition, in the fourth quarter of 2003, ASV issued acceleration notices to Caterpillar for approximately 3 million additional shares of ASV common stock, in connection with the warrant held by Caterpillar.

         In preparing its initial anticipated earnings per share guidance for 2004, ASV has used 14.9 million outstanding shares for its diluted earnings per share calculation. ASV has not included any additional shares that would result should Caterpillar choose to exercise for those shares covered by the warrant acceleration notices issued in 2003. However, as required by accounting principles generally accepted in the United States, ASV has included approximately 3.8 million shares related to the potential dilution from all outstanding options and warrants. Of this total, 3.3 million shares are attributable to the potential dilution related to the entire Caterpillar warrant. These share figures have been computed using yesterday's (December 17, 2003) closing price of $31.64 per share.

         Based upon these factors, ASV anticipates its diluted earnings per share for 2004 will be in the range of $.85-1.05 per share.


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         About ASV

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales, sales mix, expense and earnings levels and earnings per share, growth in the rubber track loader market, timing of introduction and sales of new R-Series Posi-Track products, future production plans and expectations regarding Caterpillar's exercise of its warrant are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.